Exhibit 23.1

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA  98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Antilia Group, Corp.

We consent to the use of our report dated February 19, 2017 with respect to the financial statements of Antilia Group, Corp. as of January 31, 2017 and the related statements of operations, shareholders’ equity/(deficit) and cash flows for the period from September 19, 2016 (inception) through January 31, 2017.  We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

Michael Gillespie & Associates, PLLC

Seattle, Washington

February 19, 2017

/S/ Michael Gillespie & Associates, PLLC